Exhibit 23.4

CONSENT OF GEOLOGIST

I hereby consent to references to my name under the heading “Description of the Business — Mineral Reserves and Resources” and all other references to my name included or incorporated by reference in: (i) Teck Resources Limited’s Annual Report on Form 40-F for the year ended December 31, 2017; (ii) Teck Resources Limited’s registration statements on Form S-8 (File Nos. 333-140184, 333-170840 and 333-205514), filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended as applicable.

Sincerely,

/s/ Lucio Canchis
Name:	Lucio Canchis
Title:	SME Registered Member

Lima, Peru
Date:	February 28, 2018